CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 9, 2015 on the 2014 and 2013 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-175682, effective July 26, 2011 and File No. 333-194798, effective April 15, 2014) and on Forms S-8 (File No. 333-137666, effective September 29, 2006 and File No. 333-179790, effective February 29, 2012).

February 9, 2015
By:
/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Clearwater, Florida